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                                   EXHIBIT 3.5

                           TEXT OF SPECIAL RESOLUTION

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CONSOLIDATION OF COMMON SHARES

UPON MOTION duly made, IT IS RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The 20,000,000 Common shares without par value in the capital of the Elephant & Castle (the "Company") be consolidated into 10,000,000 Comm0n shares without par value, every tow Common shares before Consolidation being consolidated into one share (the "Consolidation"), and the memorandum of the Company be altered accordingly so that it shall be in the form set out in Schedule A.

2. No fractional Common shares of the Corporation be issued in connection with the Consolidation, and the number of Common shares to be received by each shareholder will be rounded down to the nearest whole number of Common shares which that shareholder would otherwise be entitled to receive upon such Consolidation.


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                                   COMPANY ACT

                                   MEMORANDUM

                                       of

                          Elephant & Castle Group Inc.
                                 (the "Company")

                (as altered by special resolution of the Company
                            passed on March 23, 2000)

1.       The name of the Company is Elephant & Castle Group Inc.

2. The authorized capital of the Company consists of 10,000,000 Common shares without par value.


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